Exhibit 21.1

Subsidiaries of DivX, Inc.

NAME:	JURISDICTION OF FORMATION:
DivX International, Inc.	Delaware
DivXNetworks (Europe) GmbH	Germany
DivX Holdings, Inc.	Delaware
MainConcept AG	Germany